Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500
Enterprise Prices $2 Billion of Senior Notes
HOUSTON, May 11, 2010 (BUSINESS WIRE) —Enterprise Products Partners L.P. (NYSE: “EPD”) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $400 million of senior unsecured notes due 2015; $1.0 billion of senior unsecured notes due 2020 and $600 million of senior unsecured notes due 2040. The proceeds from the offering are expected to be used to repay, at maturity, $500 million in aggregate principal amount of EPO’s senior notes due June 2010, to temporarily reduce borrowings outstanding under EPO’s multi-year revolving credit facility, and for general partnership purposes. The partnership expects to use some of the increased availability under its multi-year revolving credit facility to finance capital expenditures and other growth projects.
The notes due 2015 will be issued at 99.790 percent of their principal amount, will have a fixed-rate interest coupon of 3.70 percent and a maturity date of June 1, 2015. The notes due 2020 will be issued at 99.701 percent of their principal amount, will have a fixed-rate interest coupon of 5.20 percent and a maturity date of September 1, 2020. The notes due 2040 will be issued at 99.525 percent of their principal amount, will have a fixed-rate interest coupon of 6.45 percent and a maturity date of September 1, 2040. The expected settlement date for the offering is May 20, 2010. Enterprise Products Partners L.P. will guarantee the notes through an unconditional guarantee on an unsecured and unsubordinated basis.
Citigroup Global Capital Markets Inc., Mizuho Securities USA Inc., RBS Securities Inc., Scotia Capital (USA) Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting Citigroup Global Capital Markets Inc. at (877) 858-5407, Mizuho Securities USA Inc. at (866) 271-7403, RBS Securities Inc. at (866) 884-2071, Scotia Capital (USA) Inc. at (800) 372-3930, SunTrust Robinson Humphrey, Inc. at (800) 685-4786, and Wells Fargo Securities, LLC at (800) 326-5897.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes described in this press release, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.
Enterprise Products Partners L.P. is the largest publicly traded energy partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. The partnership’s assets include: 49,100 miles of onshore and offshore pipelines; approximately 190 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation, transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. For additional information visit www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.
SOURCE: Enterprise Products Partners L.P.
Enterprise Products Partners L.P. Investor Relations Randy Burkhalter, 713-381-6812 or 866-230-0745 or Media Relations Rick Rainey, 713-381-3635